EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES PROMOTION OF PATTI M. DODGE TO CHIEF FINANCIAL OFFICER

Irvine, Calif., July 20, 2004, New Century Financial Corporation (Nasdaq: NCEN), one of the nation’s largest subprime mortgage finance companies, announced today the promotion of Patti M. Dodge, its executive vice president and controller and chief financial officer of its subsidiary, New Century Mortgage Corporation, to the position of chief financial officer of New Century Financial. She will succeed Edward F. Gotschall, who has been vice chairman and chief financial officer of New Century Financial since its inception in 1995. Mr. Gotschall will remain an officer of the company with the newly created title of vice chairman—finance and a member of the company’s Board of Directors.

“Patti’s promotion reflects the significant role she has played in our company’s success,” said Robert K. Cole, chairman of the board and chief executive officer. “Patti has over 18 years of experience in the financial services industry and has been with New Century since 1996. She has a thorough understanding of our business and through her leadership as the company’s succeeding chief financial officer, she will play an integral role in taking New Century to even greater levels of success,” added Cole.

“In Ed’s new position, he will focus on strategic and financial planning, communicating our strategy to customers and employees and business and corporate development opportunities,” said Cole.

Ms. Dodge, 43, joined the company in September 1996 as vice president and controller of New Century Mortgage Corporation and was promoted to senior vice president and chief financial officer of New Century Mortgage Corporation in February 2002. She was promoted to executive vice president of New Century Financial Corporation in March 2004 and has been responsible for all financial, accounting and tax functions. Ms. Dodge received her bachelor’s degree in business administration with an emphasis in accounting from the University of Southern California in Los Angeles, California in 1982 and earned her CPA certificate in 1984.

About New Century

New Century Financial Corporation is one of the nation’s largest subprime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.